                                                                 EXHIBIT 4.12

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                      TRANSAMERICAN REFINING CORPORATION,


                           FIRST UNION NATIONAL BANK
                                  as Trustee,

                                      and

                           FIRST UNION NATIONAL BANK
                             as Disbursement Agent,

                       _______________________________


                   CASH COLLATERAL AND DISBURSEMENT AGREEMENT

                           Dated as of March 14, 1997

                       _______________________________



              $36,000,000 Senior Secured Notes due March 14, 1998





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              CASH COLLATERAL AND DISBURSEMENT AGREEMENT, dated as of March 14,
1997 (the "Agreement"), among TransAmerican Refining Corporation, a Texas corporation (the "Company"), First Union National Bank, as trustee for the Holders (in such capacity, together with its successor in trust appointed pursuant to the Indenture, the "Trustee") under an Indenture, dated the date hereof, between the Company and the Trustee (such Indenture, as amended, supplemented or otherwise modified from time to time, the "Indenture"), and First Union National Bank, as Disbursement Agent (the "Disbursement Agent").

              WHEREAS, the Company has entered into the Indenture pursuant to which the Company will issue $36,000,000 aggregate principal amount of Senior Secured Notes due March 14, 1998 (the "Notes");

              WHEREAS, as security for the prompt and complete payment and performance in full of the Company's obligations under the Indenture, the Company has granted to the Trustee a security interest in, among other things, the Collateral Account (as defined below); and

              WHEREAS, the Disbursement Agent has agreed to take such action with respect to the Collateral Account as is specified herein.

              NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

              Section 1.1 Certain Defined Terms. Capitalized terms used but not defined herein and in any schedule and exhibits hereto shall have the meanings set forth in the Indenture.

              Section 1.2 Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word from means "from and including" and the words "to" and "until" each means "to but excluding."


                                   ARTICLE II

                               DISBURSEMENT AGENT

              Section 2.1  Appointment and Duties.

                     (a) The Company and the Trustee (on behalf of the Holders of Notes) hereby designate and appoint First Union National Bank, as the Disbursement Agent under this Agreement, and authorize the Disbursement Agent to take such actions, exercise such powers and perform such duties as are expressly delegated to the Disbursement Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere herein, the Disbursement Agent shall not have any duties or responsibilities except those expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Disbursement Agent.

                     (b) The Disbursement Agent shall give written notice to the Trustee of any action taken by it hereunder (provided that no such notice need be given under circumstances in which the Trustee shall have received such notice by any other Person pursuant to the terms of any such document); such notice shall be given prior





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to the taking of such action unless the Disbursement Agent determines that to do so would be detrimental to the interests of the Holders of Notes, in which event such notice shall be given promptly after the taking of such action.

                     (c) The Disbursement Agent shall maintain appropriate books and records with respect to the Collateral Account in which shall be recorded all deposits and disbursements hereunder and any Investments made by the Disbursement Agent and shall permit the Trustee or any of its agents or representatives to inspect and to make copies of such books and records at the Company's sole cost and expense.

                     (d) The Disbursement Agent shall use its good faith efforts and utilize prudence in performing its duties hereunder consistent with those of similar and prudent institutions disbursing disbursement control funds.

              Section 2.2  Rights of Disbursement Agent.

                     (a) The Disbursement Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to rely on advice of counsel concerning all matters pertaining to such duties, and protected in respect of any action taken in good faith and in accordance with such advice.

                     (b) Neither the Disbursement Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement (except for its or such Person's own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Holders of Notes for any recitals, statements, representations or warranties made by the Company or any officer thereof contained in any certificate, report, statement or other document referred to or provided for in, or received by the Disbursement Agent under or in connection with, this Agreement. The Disbursement Agent shall not be under any obligation to any Holders of Notes to inspect the properties, books or records of the Company.

                     (c) The Disbursement Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Company), independent accountants and other experts selected by the Disbursement Agent. The Disbursement Agent shall be fully justified in failing or refusing to take any action hereunder if such action would, in the opinion of the Disbursement Agent, be contrary to law or the terms of this Agreement.

                     (d) If, with respect to a proposed action to be taken by it, the Disbursement Agent shall determine in good faith that the provisions of this Agreement relating to the functions or responsibilities or discretionary powers of the Disbursement Agent are or may be ambiguous or inconsistent, the Disbursement Agent shall notify the Company and the Trustee (identifying the proposed action and the provisions that it considers are or may be ambiguous or inconsistent) and may decline either to perform such function or responsibility or to exercise such discretionary power unless it has received the written confirmation of the Company and the Trustee that it concurs in the circumstance that the action proposed to be taken by the Disbursement Agent is consistent with the terms of this Agreement or is otherwise appropriate.

                     (e) The Disbursement Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default unless the Disbursement Agent has received written notice from the Trustee or the Company, describing such Event of Default and stating that such notice is a "notice of default." The Disbursement Agent shall take such action with respect to such Event of Default as shall be required by this Agreement. No provision of this Agreement shall require the Disbursement Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if it shall have





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reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

              Section 2.3  Resignation and Removal of Disbursement Agent.

                     (a) Subject to the appointment and acceptance of a successor Disbursement Agent as provided below, the Disbursement Agent may, at any time, give a notice of resignation to the Trustee and the Company. Upon receipt of any such notice of resignation, the Company shall have the right to appoint a successor Disbursement Agent, which shall be a bank or trust company reasonably acceptable to the Trustee. If no successor Disbursement Agent shall have been Appointed by the Company and shall have accepted such appointment within 30 days after the retiring Disbursement Agent's giving of notice of resignation, then the retiring Disbursement Agent may appoint a successor Disbursement Agent, which shall be a bank or trust company reasonably acceptable to the Company and the Trustee.

                     (b) Each of the Trustee and the Company shall have the right, upon the expiration of thirty (30) days following delivery of written notice to the Disbursement Agent and the other party, to cause the Disbursement Agent to be relieved of its duties hereunder and to select a successor Disbursement Agent to serve hereunder, which shall be a bank or trust company reasonably acceptable to the other party.

                     (c) Upon the acceptance of any appointment as Disbursement Agent hereunder by a successor Disbursement Agent, (i) such successor Disbursement Agent, the Trustee and the Company shall enter into an agreement substantially identical to this Agreement, (ii) such agreement shall provide that such successor Disbursement Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Disbursement Agent, and that the retiring Disbursement Agent shall be discharged from its duties and obligations hereunder and (iii) the retiring Disbursement Agent shall promptly transfer all Collateral within its possession or control to the possession or control of the successor Disbursement Agent and shall execute and deliver such notices, instructions and assignments as may be necessary to transfer the rights of the Disbursement Agent with respect to the Collateral to the successor Disbursement Agent. After any retiring Disbursement Agent's resignation or removal hereunder as Disbursement Agent, the provisions of this Article shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Disbursement Agent.


                                  ARTICLE III

                               COLLATERAL ACCOUNT

              Section 3.1 Establishment of Account. There is hereby established with and at the Disbursement Agent a custodial account in the name of the Company, as more fully identified on Schedule I to the Security Agreement (the "Collateral Account"), under the sole dominion and control of the Trustee and the Disbursement Agent. Funds shall be released from the Collateral Account only in accordance with Article IV.

              Section 3.2 Deposits to Collateral Account. The Company shall initially deposit to the Collateral Account the net proceeds received by it from the issuance and sale of the Notes.

              Section 3.3  Security Interest.

                     (a) As security for the prompt and complete payment and performance in full of all obligations under the Indenture, the Company has agreed, pursuant to the Security Agreement, to pledge, assign and grant to the Trustee, for the equal and ratable benefit of the Holders, a security interest in all of its right, title and interest in and to the Collateral Account and all funds deposited therein.





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                     (b)    The Disbursement Agent acknowledges notice of, and
consents to the terms and provisions of, the Security Agreement and agrees that:

                            (i)    notwithstanding anything to the contrary in
this or any other agreement relating to the Collateral Account, the Collateral Account is and will be subject to the terms and conditions of the Security Agreement, will be held in trust on behalf of the Trustee for the equal and ratable benefit of the Holders and not commingled with any ordinary deposit or commercial bank account, will be maintained with the corporate trust department of the Disbursement Agent solely for the Trustee for the equal and ratable benefit of the Holders pursuant to the Security Agreement and will be subject to the written instructions of the Trustee given in accordance with the Security Agreement.

                            (ii)   in accordance with written instructions
received from the Company, the Disbursement Agent shall, unless otherwise instructed by the Trustee, (A) invest amounts on deposit in the Collateral Account in such Cash Equivalents and Marketable Securities in the name of the Trustee as the Company may select, (B) invest interest paid on the Cash Equivalents and Marketable Securities referred to in clause (A) above, and reinvest other proceeds of any such Cash Equivalents or Marketable Securities that may mature or be sold in the name of the Trustee as the Company may select (the Cash Equivalents and Marketable Securities referred to in clauses (A) and (B) above being, collectively, "Collateral Investments" and (C) deposit and hold in the Collateral Account all interest and proceeds that are not invested or reinvested in Collateral Investments;

                            (iii)  all disbursements and releases made pursuant
to this Agreement shall be made by the Disbursement Agent irrespective of, and without deduction for, any counterclaim, defense, recoupment or set-off and shall be final, and the Disbursement Agent will not seek to recover from the Trustee for any reason any such payment once made;

                            (iv)   all service charges and fees with respect to
this Agreement or the Collateral Account shall be paid by the Company; and

                            (v)    the Trustee shall be entitled to exercise
any and all rights of the Company in respect of the Collateral Account in accordance with the terms of the Security Agreement, and the Disbursement Agent shall comply in all respects with such exercise.

              Section 3.4 Valuation of Collateral Account. For purposes of determining the value of any amount in the Collateral Account, all Collateral Investments shall be valued at the lower of cost or market value.


                                   ARTICLE IV

                   DISBURSEMENTS FROM THE COLLATERAL ACCOUNT

              Section 4.1 Priority Releases. Funds in the Collateral Account shall be released by the Disbursement Agent to any account specified by the Trustee, upon receipt of a Trustee's Certificate substantially in the form of Exhibit A hereto (each a "Trustee's Certificate"), certifying that such amounts will promptly be used for the purpose of making payments to Holders of Notes pursuant to the terms of the Indenture.

              Section 4.2 Conditions to Disbursement of Funds. Funds in the Collateral Account shall be disbursed for the account of the Company pursuant to Section 4.3(b) only upon satisfaction of the following conditions:

                     (a) The Company shall have delivered to the Disbursement Agent and the Trustee a written notice substantially in the form of Exhibit B attached hereto (the "Disbursement Certificate"), specifying the amount and date of the requested disbursement. The Disbursement Certificate shall be executed by a duly authorized





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officer of the Company and shall be in form and substance reasonably satisfactory to the Disbursement Agent. The Disbursement Certificate shall be completed and certified to be accurate by the Company.

                     (b) Neither a Default nor an Event of Default under the Indenture shall have occurred and be continuing.

                     (c) The Disbursements shall be made on each of March 14, 1997, April 14, 1997, May 14, 1997 and June 14, 1997.

                     (d) (i) The amount of the requested disbursement shall be equal to (A) $12,000,000 or less on March 14, 1997, (B) $9,000,000 or less on April 14, 1997, (C) $7,000,000 or less on May 14, 1997, and (D) the balance in the Collateral Account on June 14, 1997.

                            (ii)  In the event that the Company shall not have
requested the full amount that may be disbursed to it on any date set forth in subsection 4.2(d)(i), then the Company may request that the amount to be disbursed to it on any subsequent date be the amount set forth in subsection 4.2(d)(i) corresponding to such date, plus the maximum amount the Company was entitled to request for any preceding date and the difference between the amount disbursed to the Company prior to such date.

              Section 4.3  Disbursements.

                     (a) Subject to the terms and conditions of the Security Agreement, the Disbursement Agent shall sell such portion of the investments held in the Collateral Account (with the investments having the shortest maturities sold first) as shall be necessary to fund the requested disbursement in accordance with written instructions of the Company delivered to the Disbursement Agent at least one Business Day prior to any proposed date of disbursement (as set forth in the Disbursement Certificate or the written notice pursuant to Section 4.3(c)). Notwithstanding the foregoing, if, on any Date of Disbursement, the cash on deposit in the Collateral Account is less than the amount of the disbursement to be made on such date, the Disbursement Agent shall not be required to make any portion of such disbursement.

                     (b) Subject to Section 4.3(a), if the Company has delivered a Disbursement Certificate, the Disbursement Agent shall make the requested disbursement from the Collateral Account by the requested Date of Disbursement.

                     (c) Subject to Section 4.3(a), all disbursements pursuant to Section 4.3(b) shall be made to, or as directed by, the Company.


                                   ARTICLE V

                                   COVENANTS

              Section 5.1 Covenants of the Company. The Company shall promptly, but no later than thirty (30) days after its receipt of an invoice, pay the reasonable fees and expenses of the Disbursement Agent in connection with this Agreement.

              Section 5.2 Covenants of the Trustee. The Trustee shall give prompt written notice to the Disbursement Agent upon (i) the occurrence of an Event of Default under the Indenture known to it and (ii) upon the cure or waiver of any such Event of Default known to it.





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                                   ARTICLE VI

                                 MISCELLANEOUS

              Section 6.1 Amendments, Etc. No amendment, modification or waiver of any provision of this Agreement may be made except by written agreement of the parties hereto and, with respect to the Company and the Trustee, in accordance with Article IX of the Indenture.

              Section 6.2 Notices, Etc. All notices and other communications required or permitted hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by telex, by facsimile or registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

              To the Disbursement Agent:

              First Union National Bank
              40 Broad Street
              Suite 550
              New York, New York  10004
              Attention:  Corporate Trust Administration


              To the Trustee:

              First Union National Bank
              40 Broad Street
              Suite 550
              New York, New York  10004
              Attention:  Corporate Trust Administration


              To the Company:

              TransAmerican Refining Corporation
              1300 East North Belt
              Suite 320
              Houston, Texas  77032
              Attention:  Ed Donahue


              Any party hereto may by notice to each other party designate such additional or different addresses as shall be furnished in writing by such party. Any notice or communication to any party shall be deemed to have been given or made as of the date so delivered, if personally delivered; when answered back, if telexed; when receipt is acknowledged, if faxed; five calendar days after mailing, if sent by registered or certified mail; and one business day after mailing, if sent by overnight delivery service (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee).

              Section 6.3 No Waiver; Remedies. No failure on the part of the Disbursement Agent, the Trustee or any Holder to exercise, and no delay in exercising, any right under any Security Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.





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              Section 6.4  Indemnity and Expenses.

                     (a) The Company agrees to indemnify the Trustee, the Holders, the Disbursement Agent and their officers, directors, employees, agents, attorneys-in-fact and affiliates (the "Indemnified Parties"), from and against any and all claims, losses and liabilities directly or indirectly caused by, related to or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except claims, losses or liabilities resulting from (i) valid claims of the Company against such Indemnified Party arising out of a breach of this Agreement by such Indemnified Party or (ii) such Indemnified Party's bad faith, gross negligence or willful misconduct, in either case, as determined by a final judgment of a court of competent jurisdiction.

                     (b) The Company shall, promptly upon demand, pay to the Disbursement Agent, and the Trustee the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that the Disbursement Agent, or the Trustee may incur in connection with (i) this Agreement, (ii) the exercise or enforcement of any rights hereunder or (iii) the failure by the Company to perform or observe any of the provisions hereof.

              Section 6.5 Execution in Counterparts. This Agreement may be executed in any number of separate counterparts and by different parties hereto in separate counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement. A complete set of counterparts shall be lodged with the Trustee.

              Section 6.6 Relationship of Trustee. The Trustee and the Disbursement Agent shall not be under any responsibility in respect of the validity or sufficiency of this Agreement or the execution and delivery hereof or in respect of the validity or sufficiency of any document or agreement delivered in connection herewith, including, but not limited to, any document or agreement the forms of which are attached hereto as Exhibits to this Agreement. Neither the Trustee nor the Disbursement Agent shall be accountable for the use or application of the funds in the Collateral Account or for disbursements therefrom, except as set forth in the Indenture and this Agreement.

              Section 6.7 Governing Law. This Agreement shall be construed in accordance with, and this Agreement and the transactions described herein shall be governed by, the laws of the State of New York as to all issues, including (without limitation) issues of validity, interpretation, effect, performance and remedies.

              Section 6.8 Waiver of Jury Trial. THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

              Section 6.9 Certain Rights. Neither the Disbursement Agent, the Trustee, the Company, nor any of the Holders shall have any rights with respect to the Collateral Account except as specifically set forth in the Indenture, the Security Agreement, and this Agreement.

              Section 6.10 Confidentiality. The parties agree that they and their employees have maintained and will maintain, in confidence, all data, summaries, reports or information of all kinds, whether oral or written, provided pursuant to this Agreement or acquired or developed in any manner from the other party's personnel or files (the "Confidential Information"), and that they have not and will not reveal the same to any persons not employed by the other party except: (a) at the written direction of such party; (b) to the extent necessary to comply with the law, reporting requirements imposed by the Securities and Exchange Commission, or the valid order of a court of competent jurisdiction, in which event the disclosing party shall so notify the other party as promptly as practicable (and, if possible, prior to making any disclosure) and shall seek confidential treatment of such information, or in connection with





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any arbitration proceeding; (c) as part of its normal reporting or review procedure to its parent company, its auditors and its attorneys, and such parent company, auditors and attorneys agree to be bound by the provisions of this Section; (d) in order to enforce any of its rights pursuant to, or in any other dispute with respect to, this Agreement; (e) if, at the time of disclosure to the recipient, the Confidential Information is in the public domain; (f) if, after disclosure to the recipient, the Confidential Information becomes part of the public domain by written publication through no fault of the recipient; or (g) to any one or more Holders and their representatives and agents.

              Section 6.11 Termination. This Agreement shall terminate automatically thirty (30) days following disbursement of all funds remaining in the Collateral Account.

              Section 6.12 Invalidity. If, for any reason whatsoever, any one or more of the provisions of this Agreement shall be held or deemed to be inoperative, unenforceable or invalid in a particular case or in all cases, it is the parties intent that such circumstances shall not have the effect of rendering any of the other provisions of this Agreement inoperative, unenforceable or invalid, and the inoperative, unenforceable or invalid provision shall be construed as if it were written so as to effectuate to the maximum extent possible, the companies' intent.

              Section 6.13 Assignment. This Agreement is personal to the companies hereto, and the rights and duties of any party hereunder shall not be assignable except with the prior written consent of the other parties. In any event, this Agreement shall inure to and be binding upon the parties and their successors and permitted assigns.

              Section 6.14 Entire Agreement. This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes any and all prior agreements, understandings and commitments, whether oral or written. This Agreement may only be amended as provided herein.

              Section 6.15 Captions. Captions in this Agreement are for convenience only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.





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              IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.




                                           TRANSAMERICAN REFINING CORPORATION



                                           By:     /s/ Ed Donahue
                                              ----------------------------------
                                                  Authorized Signatory



                                           FIRST UNION NATIONAL BANK, as Trustee



                                           By:     /s/ W. Jeffrey Kramer
                                              ----------------------------------
                                                  Authorized Signatory



                                           FIRST UNION NATIONAL BANK, as
                                           Disbursement Agent



                                           By:     /s/ W. Jeffrey Kramer
                                              ----------------------------------
                                                  Authorized Signatory





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